EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" and inclusion in Amendment No. 2 of the Registration Statement on Form S-1/A of China Gengsheng Minerals, Inc. of our report dated March 2, 2007, with respect to the Consolidated Balance Sheets of Powersmart Holdings Limited as of December 31, 2006, 2005 and 2004 and the related Consolidated Statements of Operations, Cash Flows and Stockholders’ Equity for each of the three years in the period ended December 31, 2006.

PKF
Certified Public Accountants
Hong Kong, China

September 28, 2007